UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2008 (January 14, 2008)

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)
6330 West Loop South, Suite 300 Houston, Texas (Address of principal executive offices)	77401 (Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2008, Synthesis Energy Systems, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with AVPF Riverway Ltd. (the “Landlord”) to lease approximately 7,236 square feet (increasing to 10,154 in the seventh month after the Commencement Date, as defined below) of office space, located at Three Riverway, Houston, Harris County, Texas (the “Site”) from the Landlord.  The Lease will not commence until the Landlord substantially completes construction of the Site for use by the Company, such that the site may be used by the Company for its intended purpose (the “Commencement Date”).  This date is anticipated to be approximately March 15, 2008.

The Lease has an initial term of 63 months from the Commencement Date and requires initial minimum monthly base rental payments of $14,472, increasing to $20,308 in the seventh month and then increasing by $0.50 per square foot approximately every 12 months after that through month 63.  The Lease also contains a renewal option for an additional 60 months and a second right of offer to lease an additional 5,000 square feet on the Site, in each case under procedures set forth in the Lease.

The obligations of the Company under the Lease are secured by a letter of credit for approximately $328,900, which shall be paid to the Landlord if the Company commits any default under the Lease which has not been cured during applicable cure periods set forth in the Lease.  The letter of credit remains in place until the third anniversary of the Commencement Date, but is reduced to approximately $219,266 after the second anniversary of the Commencement Date.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease and the exhibits thereto, which are attached as Exhibit 10.1 hereto and incorporated by reference herein in their entirety.

Item 9.01  Financial Statements and Exhibits

(a)

Financial Statements of business acquired

None.

(b)

Pro Forma Financial Information

None.

(c)

Shell Company Transactions

None.

(d)

Exhibits

*10.1

Lease Agreement between Synthesis Energy Systems, Inc. and AVPF Riverway Ltd. dated January 14, 2008.

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: January 31, 2008	/s/ Timothy E. Vail
Timothy E. Vail
President and Chief Executive Officer

Exhibit Index

*10.1

Lease Agreement between Synthesis Energy Systems, Inc. and AVPF Riverway Ltd. dated January 14, 2008.

* Filed herewith